Pike Electric Reports Fiscal Third Quarter 2008 Results

                   - Company Updates Outlook for Fiscal 2008 -

      MT. AIRY, N.C., May 8 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC) today announced the results for its fiscal third quarter ended March 31, 2008.

      Fiscal 2008 Third Quarter Results

      Total revenues for the third quarter of fiscal 2008 were $131.4 million, compared to $154.3 million in the third quarter of fiscal 2007. Core powerline revenues for the third quarter of fiscal 2008 were $120.3 million, as compared to $135.1 million for the third quarter of fiscal 2007. Core powerline revenue per billable hour increased 2.7% year over year, reflecting more favorable pricing from contract renegotiations and the elimination of certain accounts that did not meet the Company's profitability goals. Core powerline billable hours decreased 13.3% year over year in the quarter primarily due to reduced headcount as a result of the exiting of certain contracts and a moderation in utility customer spending. Storm restoration revenues totaled $11.1 million for the third quarter of fiscal 2008, compared to $19.2 million for the third quarter of fiscal 2007.

      Gross profit for the third quarter of fiscal 2008 was $20.8 million, or 15.8% of revenue, compared to $27.5 million, or 17.8% of revenue, for the third quarter of fiscal 2007. The 200 basis point decline in gross margin year over year was primarily due to a lower contribution from higher margin storm restoration revenues, higher fuel prices, and the impact of lower revenue on direct overhead costs.

      General and administrative expenses for the third quarter of fiscal 2008 were $10.4 million, or 7.9% of revenue, compared to $12.4 million, or 8.1% of revenue, for the third quarter of fiscal 2007. This decrease is primarily related to lower legal fees and a decrease in Sarbanes-Oxley compliance expenses. Interest expense decreased 34.1% to $3.3 million compared to the third quarter of fiscal 2007 primarily due to lower debt balances.

      Net income for the third quarter of fiscal 2008 totaled $4.3 million, or $0.13 per diluted share, compared to net income of $6.0 million, or $0.18 per diluted share, for the third quarter of fiscal 2007.

      The Company continued its significant debt reduction initiative with payments of $27.0 million in the third quarter. Pike Electric has reduced total debt by $51.0 million during the first nine months of fiscal 2008 and $74.0 million during the last twelve months.

      "The challenging economic environment that has impacted Company results over the past few quarters continued in the fiscal third quarter as utility customers further reduced distribution spending," stated J. Eric Pike, Chairman and Chief Executive Officer of Pike Electric. "While our core powerline revenues remained under pressure, we were encouraged by growth in new business across our service territories that will start to contribute as we progress through the coming year. We believe the strength of our business model and our dedication to service excellence continue to differentiate us from our competition. This model allows Pike the flexibility to provide our customers budgetary assistance during down economic cycles and construction crew growth during economic up cycles. This short term revenue flexibility is a key to our long term partnerships. In addition, we continue to focus our efforts in this environment on maintaining profitability, building the quality of our workforce, and paying down debt, so we are well positioned to capitalize on the long-term growth opportunities we expect our customers to need as their historic workloads return."

      "Early indications from our customers suggest that maintenance and new construction spending on overhead distribution work is starting to show early signs of recovery as we had anticipated," continued Mr. Pike. "Looking ahead, we expect to begin to modestly increase our headcount towards the end of the fiscal fourth quarter and anticipate a gradual improvement in customer spending levels as we progress through fiscal 2009."

      Nine Months Ended March 31, 2008 Results

      Total revenues for the nine months ended March 31, 2008 were $414.2 million, as compared to $452.5 million for the nine months ended March 31, 2007. Core powerline revenues were $378.7 million for the nine months ended March 31, 2008, as compared to $406.9 million for the same period in fiscal 2007, as a 6.7% increase in core powerline revenue per billable hour was offset by the 12.8% decline in core powerline billable hours. Storm restoration revenues totaled $35.5 million for the nine-month period ended March 31, 2008 compared to $45.6 million in fiscal 2007. Gross profit totaled $68.5 million for the nine months ended March 31, 2008, as compared to $71.8 million for the same period in fiscal 2007. Gross profit as a percentage of revenue was 16.5% for the first nine months of fiscal 2008, as compared to 15.9% for the same period in fiscal 2007 due to operational efficiency improvements and the successful elimination of certain lower margin accounts and services during fiscal 2007, partially offset by a lower contribution from higher margin storm restoration revenues, higher fuel prices, and the impact of lower revenue on direct overhead costs.

      General and administrative expenses for the first nine months of fiscal 2008 were $31.3 million, or 7.5% of revenue, compared to $34.7 million, or 7.7% of revenue, for the first nine months of fiscal 2007. This decrease is primarily related to lower legal fees and a decrease in Sarbanes-Oxley compliance expenses. Interest expense decreased 24.9% to $11.5 million compared to the first nine months of fiscal 2007 primarily due to lower debt balances.

      Net income for the first nine months of fiscal 2008 totaled $14.6 million, or $0.44 per diluted share, compared to net income of $12.8 million, or $0.38 per diluted share, for the first nine months of fiscal 2007.

      Outlook

      The Company now expects fiscal year 2008 core powerline revenues to range from $500 million to $510 million revised from its prior expectation of $520 million to $530 million. This revision is primarily due to higher than anticipated storm work in the fiscal third quarter, which temporarily diverted some core powerline revenues, and a slower than expected recovery in customer spending. The Company continues to expect total gross profit margins for the full year of fiscal 2008 to be in the range of 16% to 17% and general and administrative expenses to be in a range of 7% to 8% of revenues.

      Storm restoration revenues are unpredictable from year-to-year, and are entirely dependant on the weather. The Company's fiscal year 2008 core powerline revenue guidance assumes no storm work for the balance of the year. Any significant variations in storm restoration revenues may result in year-to-year fluctuations in core powerline revenue growth.

      Conference Call

      Pike Electric will host a conference call today to discuss financial results for its fiscal third quarter ended March 31, 2008 at 5:00 p.m. EDT on May 8, 2008. This call is being web cast and can be accessed by visiting the Investor Relations section of the Company's website at www.pike.com. The call can be accessed live over the phone by dialing (888) 228-5293, or for international callers, (913) 312-0422. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode is 7654247. The replay will be available until May 15, 2008.

      About Pike Electric

      Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

      Safe Harbor

      This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimate, and include those in the "Outlook" section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2007 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                      Three months ended              Nine months ended
                                           March 31,                       March 31,
                                     2008            2007            2008            2007
Revenues                         $   131,362     $   154,272     $   414,213     $   452,496
Cost of operations                   110,607         126,751         345,717         380,723

Gross profit                          20,755          27,521          68,496          71,773
General and administrative
 expenses                             10,377          12,428          31,253          34,706
Loss on sale and impairment
 of property and equipment                93             349           2,076             847

Income from operations                10,285          14,744          35,167          36,220
Other expense (income):
  Interest expense                     3,327           5,053          11,473          15,275
  Other, net                             (43)            (83)           (168)           (199)
Total other expense                    3,284           4,970          11,305          15,076

Income before income taxes             7,001           9,774          23,862          21,144
Income tax expense                     2,718           3,810           9,217           8,358

Net income                       $     4,283     $     5,964     $    14,645     $    12,786

Earnings per share:
  Basic                          $      0.13     $      0.18     $      0.45     $      0.40
  Diluted                        $      0.13     $      0.18     $      0.44     $      0.38

Shares used in computing
 earnings per share:
  Basic                               32,844          32,505          32,791          32,359
  Diluted                             33,605          33,377          33,655          33,278

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                              March 31,       June 30,
                                                                2008            2007
                                                            (Unaudited)
                                 ASSETS
Current assets:
  Cash and cash equivalents                                 $     4,466     $     1,467
  Accounts receivable from customers, net                        47,708          59,603
  Work completed not billed                                      42,360          44,527
  Inventories                                                     8,709           8,535
  Prepaid expenses and other                                      6,646           6,219
  Deferred income taxes                                          15,440          13,633
    Total current assets                                        125,329         133,984
Property and equipment, net                                     235,627         267,740
Goodwill                                                         94,402          94,402
Other intangibles, net                                           40,855          43,228
Deferred loan costs, net                                          2,983           4,482
Other assets                                                      1,463           1,661
    Total assets                                            $   500,659     $   545,497

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                          $     8,624     $     8,503
  Accrued compensation                                           20,568          20,597
  Accrued expenses and other                                      4,147           4,447
  Income taxes payable                                            1,112           6,146
  Current portion deferred compensation                           4,717           3,544
  Current portion of insurance claim accruals                    27,742          26,669
    Total current liabilities                                    66,910          69,906
Long-term debt, net of current portion                          140,500         191,500
Insurance and claim accruals, net of current
 portion                                                          9,595          10,894
Deferred compensation, net of current portion                     6,168           9,315
Deferred income taxes                                            62,265          67,259
Other liabilities                                                 1,948             562
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $0.001 per share;
   100,000 shares authorized; no shares issued and
   outstanding                                                       --              --
  Common stock, par value $0.001 per share; 100,000
   shares authorized; 33,147 and 32,916 shares
   issued and outstanding at March 31, 2008 and
   June 30, 2007, respectively                                    6,427           6,426
  Additional paid-in capital                                    147,255         142,849
  Accumulated other comprehensive income (loss),
   net of taxes                                                  (1,849)             (8)
  Retained earnings                                              61,440          46,794
    Total stockholders' equity                                  213,273         196,061
    Total liabilities and stockholders' equity              $   500,659     $   545,497

SOURCE Pike Electric Corporation